EMPLOYMENT AGREEMENT

(John Greisch)

This EMPLOYMENT AGREEMENT (the “Agreement”), dated August 28, 2023, is being entered into by and between Catalent, Inc. (together, with its successors and assigns, the “Company”) and John Greisch (“Executive” and, together with the Company, each a “Party” and collectively the “Parties”).

WHEREAS, Executive currently serves as a member of the Board of Directors of the Company (the “Board”); and

WHEREAS, in addition to Executive continuing to serve on the Board, the Company desires to employ Executive as Executive Chair and to enter into an agreement embodying the terms of such employment; and

WHEREAS, Executive desires to accept such employment with the Company as Executive Chair and enter into such an agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment. Subject to the provisions of Section 8 of this Agreement, Executive shall be employed by the Company for a period commencing on the date hereof (the “Commencement Date”) and ending on the date of the regularly scheduled annual shareholders’ meeting in the Fall of 2026 (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement.

2. Position.

a. During the Employment Term, Executive shall serve as the Executive Chair and shall have such duties, authority and responsibilities, commensurate with Executive’s position in a company the size and nature of the Company, and such related duties and responsibilities, as from time to time may be assigned to Executive by the Board. During the Employment Term, Executive shall report directly to the Board. In addition, during the Employment Term, Executive shall continue to serve as a member of the Board for so long as the Company’s shareholders re-elect Executive to so serve; provided that that any such board service shall be without additional compensation except as provided herein.

b. Duties; Conflicts. During the Employment Term, except during vacations and authorized leave, Executive will (A) devote such time as is necessary to fulfill Executive’s responsibilities as Executive Chair, (B) devote Executive’s reasonable best efforts to the performance of Executive’s duties hereunder, and (C) not engage in any other business, profession, or occupation for compensation or otherwise that would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board (which consent shall not be unreasonably withheld); provided that nothing herein shall preclude Executive from (x) managing Executive’s personal and family investments and affairs, (y) engaging in charitable activities and community affairs, and (z) subject to the prior written approval of the Board (which approval shall not be unreasonably withheld), from accepting appointment to any board of directors or trustees of any business, corporation or charitable organization (it being understood that Executive may continue to serve on any board of directors or trustees of any business, corporation or charitable organization on which Executive serves as of the

Commencement Date); provided that, in each case (including with respect to any board of directors or trustees of any business, corporation or charitable organization on which Executive serves as of the Commencement Date), such activities described in this Section 2(b) do not conflict or interfere in more than a de minimis way with the performance of Executive’s duties hereunder or violate Sections 9 and 10 of this Agreement or the provisions of the Company’s Corporate Governance Guidelines as in effect from time to time.

3. Base Salary. During the Employment Term, the Company shall pay Executive an annual base salary at the annual rate of $700,000, payable in regular installments in accordance with the Company’s usual payment practices (but in all events no less frequently than semi-monthly). Executive shall be entitled to such increases, if any, in base salary as may be determined from time to time in the sole discretion of the Board. Except as set forth in this Section 3, Executive’s annual base salary may not be decreased during the Employment Term (including for purposes of determining severance amounts under Section 8 hereof) without Executive’s prior consent (other than a general reduction in annual base salary that affects all members of senior management proportionately; provided, however, that any such reduction shall not be taken into account for purposes of determining severance amounts hereunder and any severance provided hereunder following such reduction shall be calculated based on Executive’s annual base salary being no less than the applicable amount set forth in the first sentence of this Section 3). Executive’s annual base salary, as in effect from time to time, consistent with this Section 3, is hereinafter referred to as the “Base Salary”.

4. Annual Bonus. With respect to the remainder of the Company’s 2024 fiscal year and each full fiscal year during the Employment Term, commencing with the 2025 fiscal year (each, a “Bonus Year”), Executive shall be entitled to receive an annual cash bonus award (the “Annual Bonus”) with a target amount equal to $560,000 (the “Target Bonus”), in each case subject to Executive’s continued employment with the Company through the end of the applicable fiscal year (except as otherwise provided in Section 8 or as may otherwise be provided under the terms of the Catalent, Inc. 2018 Omnibus Incentive Plan, as it may be amended from time to time (together with any successor plan, the “Plan”)), based upon and subject to the achievement of annual performance targets established by the Board under the Plan, taking into account the targets used to determine bonuses for other senior executives of the Company and its subsidiaries and in consultation with Executive, during the Employment Term; provided, however, that (a) such targets shall be based entirely on the performance of the Company without regard to Executive’s individual performance and (b) the Board or its Compensation and Leadership Committee shall have discretion to increase or decrease the amount otherwise determined in its sole discretion. As the actual amount payable to Executive as an Annual Bonus will be dependent upon the achievement of performance goals established under the Plan and referred to herein, Executive’s actual Annual Bonus may be less than, greater than, or equal to the applicable Target Bonus. Notwithstanding anything to the contrary set forth herein, the annual bonus to be paid with respect to performance in the Company’s 2024 fiscal year, if any, shall be prorated for the period that Executive was actually employed as Executive Chair during the applicable performance period, with the proration determined by multiplying the full amount of the annual bonus earned (as determined under the Plan) by a fraction, the numerator of which is the number of days between the Commencement Date and the last day of the Company’s 2024 fiscal year and the denominator is 366. Also notwithstanding anything to the contrary set forth herein, provided that Executive’s employment as Executive Chair continues through the end of the Employment Term, the annual bonus to be paid with respect to performance in the Company’s 2027 fiscal year, if any, shall be prorated for the period that Executive was actually employed as Executive Chair, with the proration determined by multiplying the full amount of the annual bonus earned (as determined under the Plan) by a fraction, the numerator of which is the number of days between the July 1, 2026 and the last day of the Employment Term and the denominator is 365. Unless otherwise mutually agreed to by Executive and the Company on such terms as may be agreed to by the Board, the Annual Bonus, if any, shall be paid to Executive in cash in accordance with the terms and conditions of the Plan.

5. Employee Benefits; Perquisites; Equity-Based Awards.

a. During the Employment Term, Executive shall be entitled to participate in all group health, life, disability and other employee benefit and perquisite plans and programs in which other senior executives of the Company and its subsidiaries participate, as in effect from time to time, on a basis no less favorable to Executive than that applying generally to other senior executives of the Company and its subsidiaries (not taking into account for purposes of the foregoing, any sign-on or initial award made to other executives), to the extent consistent with applicable law and the terms of the applicable plans and programs.

b. Executive will be eligible to receive 208 hours (26 days) of PTO per calendar year, pro-rated in the first year based on the number of months employed. Future increases to PTO entitlement will be in accordance with Catalent’s prevailing Company PTO policy. PTO includes vacation, sick, and personal days. Carryover of unused PTO is allowed as and to the extent set forth in Catalent’s PTO policy.

c. With respect to each calendar year during the Employment Term, Executive shall be entitled to be reimbursed by the Company for the reasonable cost of financial services/planning, subject to (i) receiving customary back-up documentation regarding such financial services/planning, and (ii) an aggregate cap of $17,000 for the services/planning. Reimbursement shall be made within thirty (30) days after receipt of documentation reasonably acceptable to the Company, but in no event later than the last day of the taxable year following the taxable year in which the expenses were incurred.

d. As of two business days after the Commencement Date or as soon as practicable thereafter, in accordance with and pursuant to the terms of the Plan, the Company shall grant Executive equity-based awards under the Plan with a grant date value equal to $3,740,000 (as determined in accordance with the Plan), with such awards being granted 75% in the form of stock options and 25% in the form of relative total shareholder return performance share units, determined in the same manner and subject to the same terms and conditions as equity-based awards to other senior executives of the Company and its subsidiaries, as modified by Section 8 below. For each fiscal year during the Employment Term other than with respect to the Company’s 2027 fiscal year, Executive will receive a grant of equity-based awards under the Plan with such awards granted in the same form and in the same manner and subject to the same terms and conditions as equity-based awards to other senior executives of the Company and its subsidiaries, as modified by Section 8 below.

6. Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with the Company’s policies, as in effect from time to time.

7. Non-Employee Director Compensation. Upon the Commencement Date, Executive shall immediately cease to participate in the non-employee director compensation program (the

“NED Program”) and will no longer earn or accrue additional compensation with respect to his service as a member of the Board. Notwithstanding the forgoing, as soon as practicable following the Commencement Date, the Company shall, subject to any existing deferral elections under the NED Program, (i) pay Executive a prorated portion of the cash retainer earned under the NED Program by Executive prior to the Commencement Date and (ii) immediately vest and settle a prorated portion of the outstanding restricted stock units held by Executive as of the Commencement Date, with the proration to be determined based on the number of days during the applicable vesting period that Executive provided services as a non-employee director on the Board divided by the total number of days in the applicable vesting period.

8. Termination. The Employment Term and Executive’s employment hereunder may be terminated by the Company (or the Board in the case of a termination for Cause (as defined below)) or Executive at any time and for any reason consistent with this Section 8; provided that Executive will be required to give the Company at least sixty (60) days’ advance written notice of any resignation of Executive’s employment without Good Reason (other than due to death or Disability (as defined below)). Notwithstanding any other provision of this Agreement to the contrary, the provisions of this Section 8 shall exclusively govern Executive’s rights upon termination of employment with the Company.

a. By the Company For Cause or By Executive Without Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated for Cause by the Board, which termination shall be effective immediately after the Board has provided Executive with a Notice of Termination (as defined below), or by Executive without Good Reason (other than due to death or Disability).

(ii) If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason (other than due to death or Disability), in each case, Executive shall be entitled to receive:

(A) accrued, but unpaid Base Salary, earned through the date of termination, payable in accordance with the Company’s usual payment practices;

(B) reimbursement, within sixty (60) days following submission by Executive to the Company of appropriate supporting documentation, for any unreimbursed business expense properly incurred by Executive in accordance with the Company’s policies prior to the date of Executive’s termination of employment; provided that claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within ninety (90) days following the date of Executive’s termination of employment; and

(C) all amounts and benefits then or thereafter due to Executive under the then or thereafter applicable terms of any applicable plan, program, agreement, or arrangement of the Company or any of its subsidiaries

(the amounts described in clauses (A) through (C), the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause or by Executive without Good Reason (other than due to death or Disability), except as set forth in this

Section 8(a)(ii) and Section 12, Executive shall have no further right to any compensation or any other benefit under this Agreement.

(iii) For purposes of this Agreement, the terms:

(A) “Cause” shall mean (I) Executive’s failure to attempt in good faith to perform Executive’s duties hereunder, which failure, if curable, is not cured within fifteen (15) days following written notice from the Board specifying the failure and requesting cure, (II) Executive’s indictment, conviction or the pleading of guilty or nolo contendere to (x) a felony or (y) a crime that is not a felony involving moral turpitude or material dishonesty which, solely in the case of clause (y), is materially injurious to the Company and its subsidiaries, (III) Executive engages in willful and material malfeasance or willful and material misconduct that, in either case, is materially injurious to the Company and its subsidiaries, or (IV) willful breach by Executive of the material terms of this Agreement including, without limitation, Sections 9 and 10 of this Agreement, which breach, if curable, is not cured within fifteen (15) days following written notice from the Board specifying the failure and requesting cure. For purposes of this definition, no act or failure to act by Executive shall be deemed “willful” unless effected by Executive not in good faith. No termination shall be treated as for Cause without a Board hearing and a majority Board vote (excluding, however, Executive, to the extent Executive is a member of the Board) prior to the termination.

(B) “Good Reason” shall mean, the occurrence of any of the following events without Executive’s consent, (I) any material diminution in Executive’s duties, authorities, or responsibilities, or the assignment of duties that are materially inconsistent with, or that significantly impair Executive’s ability to perform, Executive’s duties as Executive Chair of the Company, (II) any material adverse change in Executive’s position or reporting structure, including ceasing to be Executive Chair of the Company, or ceasing to be a member of the Board, (III) any reduction in Executive’s Base Salary or target annual bonus opportunity (other than as set forth herein or a general reduction in base salary or target annual bonus opportunity that affects all members of senior management proportionately), (IV) any material failure of the Company to pay compensation or benefits when due under this Agreement, (V) any failure by the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company, or (VI) a material breach by the Company of this Agreement. No termination of Executive’s employment based on a specified Good Reason event shall be effective as a termination for Good Reason unless (x) Executive gives notice to the Company of such event within ninety (90) days after Executive learns that such event has occurred (or, in the case of any event described in clause (V), within thirty (30) days after Executive learns that such event has occurred), (y) such Good Reason event is not fully cured within thirty (30) days after such notice (such period, the “Cure Period”), and (z) Executive’s employment hereunder terminates within sixty (60) days following the end of the Cure Period.

(C) “Retirement” shall mean a termination (other than a termination when grounds existed for a termination for Cause at the time thereof) initiated by Executive that occurs on or after eighteen (18) months after the Commencement Date, so long as Executive provides at least six (6) months’ notice of Executive’s intention to retire.

b. Disability or Death.

(i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive’s duties (such incapacity, “Disability”). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Parties. If the Parties cannot agree as to a qualified independent physician, Executive shall appoint a physician and the Company shall appoint a physician and those two physicians shall select a third physician who shall make such determination in writing. The determination of Disability made in writing to the Parties shall be final and conclusive for all purposes of this Agreement.

(ii) Upon termination of Executive’s employment hereunder due to either Disability or death, in each case, Executive or Executive’s estate (as the case may be) shall be entitled to receive the Accrued Rights. Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 8(b)(ii) and Section 12, Executive shall have no further right to any compensation or any other benefits under this Agreement.

c. By the Company Without Cause; Retirement or Resignation by Executive for Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause (other than by reason of death or Disability) or by Executive’s Retirement or resignation for Good Reason.

(ii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Retirement or Good Reason, in each case, provided that Executive executes and delivers a general release of claims against the Company and its affiliates, in the form attached hereto as Exhibit A (the “Release”), within sixty (60) days following the date of Executive’s termination of employment and does not revoke such Release within the time period provided therein, Executive shall be entitled to receive:

(A) the Accrued Rights;

(B) a pro rata portion of the Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 4 for the Bonus Year during which the date of termination of employment occurs based on the Company’s actual performance in respect of such Bonus Year, assuming Executive was employed for such full Bonus Year, multiplied by a fraction, the numerator of which is the number of days during which Executive was employed by the Company in such Bonus Year, and the denominator of which is 365 (the “Pro Rata Bonus”), with such Pro Rata Bonus payable in accordance with the terms of the Plan as if Executive’s employment had not terminated;

(C) continued vesting of the stock options and performance share units granted under Section 5(d), to the extent not then vested or previously forfeited or cancelled, as if Executive had continued employment through the original vesting date(s) and, with respect to the stock options, Executive may exercise any vested option for a period ending on the later of (i) the third anniversary of each original vesting date or (ii) the termination date; and

(D) if Executive is terminated by the Company without Cause or resigns for Good Reason within 18 months following a Change in Control (as defined in the Plan), in lieu of, and not in addition to, payment under Section 8(c)(ii)(B)-(C), (I) a single lump sum payment of cash severance in an amount equal to 1.5 times the sum of Executive’s then Base Salary plus Target Bonus for the remaining portion of the Employment Term and (II) Change in Control vesting for Executive’s equity awards.

Notwithstanding the foregoing, the Company’s obligation to make the payments contemplated under Section 8(c)(ii)(B)-(D) above shall cease in the event of Executive’s material breach of Section 9 or 10, which breach remains uncured for a period of ten (10) days following the Company’s written notice to Executive of such breach.

Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Retirement or Good Reason, except as set forth in this Section 8(c)(ii), Section 8(d), and Section 12, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Section 280G of the Code.

(i) Subject to (A) Section 8(d)(ii) below and (B) the 280G Transaction (as defined below) occurring within 18 months of the Commencement Date, in the event that it is determined that any payment or distribution of any type to or for the benefit of Executive made by the Company, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)) or by any affiliate of such person (any such transaction, a “280G Transaction”), whether paid or payable or distributed or distributable pursuant to the terms of an employment agreement or otherwise (the “Total Payments”) that constitute “parachute payments” within the meaning of Section 280G of the Code (the “Parachute Payments”) that would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then the Company shall pay to Executive or the applicable taxing authority an additional payment (an “Excise Tax Gross-Up Payment”) in an amount that shall fund the payment by Executive of any Excise Tax on the Total Payments as well as all income taxes imposed on the Excise Tax Gross-Up Payment, any Excise Tax imposed on the Excise Tax Gross-Up Payment and any interest or penalties imposed with respect to taxes on the Excise Tax Gross-Up Payment or any Excise Tax; provided, however, that in no event will such Excise Tax Gross-Up Payment exceed $5,000,000 in the aggregate. The Excise Tax Gross-Up Payment will be paid to Executive or the applicable taxing authority as soon as reasonably practicable following the date that all applicable taxes, interest and penalties associated with the Parachute Payments and the Excise Tax Gross-Up Payment are remitted to the appropriate taxing authority or authorities, but in no event later than the last day of the year in which such remittance(s) is made. Notwithstanding any other provision of this Section 8(d), the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for Executive’s benefit, all or any portion of the Excise Tax Gross-Up Payment, and Executive hereby consents to such withholding.

(ii) Notwithstanding the foregoing Section 8(d)(i), if it is determined that Executive is entitled to an Excise Tax Gross-Up Payment under Section 8(d)(i), but that the Parachute Payments do not exceed 110% of the maximum amount that could be paid without giving rise to the Excise Tax (the “Safe Harbor Amount”), then Executive shall not receive the Excise Tax Gross-Up Payment (or any other payments or benefits pursuant to Section 8(d)(i)) and the Parachute Payments shall be reduced to the Safe Harbor Amount such that Section 4999 of the Code does not apply. If a reduction in payments and benefits constituting Parachute Payments is necessary in accordance with the prior sentence so that the payments and benefits equal the Safe Harbor Amount, the reduction of such payments and/or benefits, if applicable, shall be made as follows, in each case with payments and benefits with a higher “parachute payment” value for purposes of Section 280G of the Code reduced before payments with a lower value: (A) reduction of payments hereunder, (B) reduction of vesting acceleration of equity awards; and (C) reduction of other cash payments. No such reduction shall be made if and to the extent it would result in additional taxes under Section 409A of the Code.

(iii) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, the Company’s independent auditors shall make all calculations and the Company’s outside legal counsel shall make all legal determinations (the foregoing advisors, collectively, the “280G Counsel”) in each case relying on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code including, without limitation, taking into account the applicability of any non-compete or other restrictive covenants that Executive is subject to when considering reasonable compensation pursuant to Q/A 42 of Treasury Regulation Section 1.280G-1. Prior to the payment date set forth in Section 8(d)(i) or the date of any reduction in accordance with Section 8(d)(ii), the Company shall provide Executive with the 280G Counsel’s calculation of the amounts referred to in this paragraph and such supporting materials as are reasonably necessary for Executive to evaluate the 280G Counsel’s calculation. The opinion and legal determinations of the 280G Counsel shall be binding and conclusive. Neither Executive nor the Company shall take a tax reporting position that is inconsistent with the determination of the 280G Counsel.

(iv) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Excise Tax Gross-Up Payment or any additional amount in respect thereof (after taking into account Section 8(d)(ii) of this Agreement). Such notification shall be given as soon as practicable, but no later than ten (10) business days after Executive is informed in writing of such claim. Executive shall not pay such claim and the Company shall control the defense of any such claims or disputes, bear all costs related to the defense thereof and, indemnify Executive for any taxes ultimately determined to be payable in respect of the Parachute Payments to the extent necessary to place Executive in the position contemplated by this Section 8(d) (taking into account Section 8(d)(ii) of this Agreement). As a condition to the foregoing, Executive shall (A) provide to the Company any information requested by the Company relating to such dispute, (B) take such action in connection with contesting such dispute as the Company shall reasonably request from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, and (C) cooperate with the Company in good faith in order effectively to defend such dispute. The Company’s control and payment of the associated costs of the contest shall be limited to issues with respect to which the Excise Tax Gross-Up Payment would be payable hereunder.

(v) In the event that amounts are paid to Executive that are finally determined should not have been paid under this Section 8(d), Executive will repay to the Company, within five (5) business days following the date of such final determination, the portion of the Total Payments (if any) that should have been reduced plus any portion of the Excise Tax Gross-Up Payment that should not have been paid, plus interest on the amount of such repayment at 120% of the rate provided in Section 1274(b)(2)(B) of the Code; provided that with respect to any Excise Tax Gross-Up Payment remitted to the applicable tax authority, the repayment obligation shall be subject to the receipt by Executive of a refund from the Internal Revenue Service of such amounts and Executive’s maximum repayment obligation shall be the gross amount of such refund. In the event that it is finally determined that amounts that were not paid to Executive or the applicable taxing authority should have been paid under this Section 8(d), the Company shall make an additional payment in respect of such underpayment, plus interest on the amount of such repayment at 120% of the rate provided in Section 1274(b)(2)(B) of the Code (to the extent that such interest would not constitute an “excess parachute payment” within the meaning of Section 280G(b)(l) of the Code), within thirty (30) business days following the date of such final determination.

e. Any payments under this Section 8 shall not be taken into account for purposes of any retirement plan (including any supplemental retirement plan or arrangement) or other benefit plan sponsored by the Company or any of its subsidiaries except as otherwise expressly required by such plans or applicable law.

f. Notice of Termination. Any purported termination of employment by a Party (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other Party sent in accordance with Section 13(k). For purposes of this Agreement, a “Notice of Termination” shall mean a notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

8. Board/Committee Resignation. Except upon expiration of the Employment Term, upon termination of Executive’s employment for any reason, Executive shall resign, as of the date of such termination and to the extent applicable, from the Board (and any committee thereof) and from any other position that Executive may hold with any of the Company’s affiliates.

9. Non-Competition. Executive shall be subject to the same restrictive covenants as other senior executives of the Company, as specified in the award agreements in connection with the equity-based awards provided under Section 5(d).

10. Confidentiality; Intellectual Property.

a. Confidentiality.

(i) Executive will not at any time (whether during or after Executive’s employment with the Company), other than in the ordinary course of business for the Company or any of its subsidiaries (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information of the Company or any of its subsidiaries —including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company or any of its subsidiaries or affiliates on a confidential basis (“Confidential Information”) without the prior written authorization of the Board. Notwithstanding anything herein to the contrary, Executive shall not be prohibited from disclosing Confidential Information in connection with any litigation, arbitration or mediation involving this Agreement or any other agreement among or between the Parties.

(ii) “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed or in any judicial or administrative process; provided that, unless prohibited by law or regulation, Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii) Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including, without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company or any of its subsidiaries or affiliates, (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not property of the Company) that contain Confidential Information or otherwise relate to the business of the Company or any of its affiliates or subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information as well as any information Executive reasonably believes is necessary for tax purposes, and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

b. Intellectual Property.

(i) If Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product

(including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials), either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any the Company’s resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(ii) Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company at all times.

(iii) Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and on Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(iv) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive shall comply with all relevant policies and guidelines of the Company including regarding the protection of confidential information and intellectual property and potential conflicts of interest (the “Company Policies”). In the event of a conflict between this Agreement and the Company Policies, this Agreement shall control. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

c. The provisions of this Section 10 shall survive the termination of Executive’s employment for any reason.

d. Except as otherwise set forth in Sections 8, 9 and 10 or as otherwise agreed to by Executive in writing, there shall be no contractual or similar restrictions on Executive’s right to terminate Executive’s employment, to compete, to solicit or to use or disclose confidential information following the date Executive’s employment terminates for which the Company may obtain injunctive relief or which relate to the payments, rights and benefits provided for under this Agreement.

11. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, (x) in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief from a court of competent jurisdiction or any arbitral panel convened pursuant to Section 13(c) of this Agreement in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available and (y) in the event of such a breach (not a threatened breach), the Company shall be entitled to cease making any payments or providing any benefit to the extent provided for in Section 8(c).

12. Indemnification.

a. The Company shall indemnify Executive (and Executive’s legal representatives, heirs or other successors), to the fullest extent permitted by applicable law and the Company’s by-laws, against all reasonable costs, charges and expenses incurred or sustained by Executive (or Executive’s legal representatives, heirs or other successors), including the reimbursement of the reasonable cost and expenses of legal counsel, in connection with any action, suit or proceeding to which Executive (or Executive’s legal representatives, heirs or other successors) may be made a party by reason of Executive being or having been an officer, director, or employee of the Company or any of its subsidiaries or affiliates or Executive’s serving or having served as a director, officer or employee at the request of the Company of any other enterprise. Executive’s rights under this Section 12(a) shall continue without time limit for so long as Executive may be subject to any such liability, whether or not the Employment Term may have ended, subject to the same undertaking and other requirements as all other senior executives of the Company.

b. Executive shall be covered during the entire term of this Agreement and thereafter for as long as a claim may be brought against Executive, by officer and director liability insurance in amounts and on terms no less favorable to Executive in any respect than the coverage afforded to other current or former executives and/or directors of the Company or any of its affiliates, which such insurance shall be paid by the Company.

13. Miscellaneous.

a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

b. Legal Fees. Within thirty (30) days following the Effective Date, Executive shall be entitled to be reimbursed by the Company for the reasonable legal fees and expenses incurred in connection with negotiating and documenting this Agreement, subject to (x) receiving customary back-up documentation regarding such fees and expenses and (y) an aggregate cap of $25,000.

c. Arbitration. Except as otherwise provided in Section 11 of this Agreement, any controversy, dispute or claim arising out of, in connection with, or in relation to, the interpretation, performance or breach of this Agreement, including, without limitation, the validity, scope and enforceability of this Section, may at the election of either Party, be solely and finally settled by arbitration conducted in Newark, New Jersey, by and in accordance with the then existing rules for commercial arbitration of the American Arbitration Association, or any successor organization and with the Expedited Procedures thereof (collectively, the “Rules”). The Company shall select one arbitrator, Executive shall select one arbitrator and the two arbitrators so designated shall select a third arbitrator; provided that such arbitrators shall be experienced in deciding cases concerning the matter which is the subject of the dispute. Each of the Parties further agrees that the determination of the arbitrators shall be by reasoned award and that the arbitrators shall apply the substantive laws of the State of Delaware. Any of the Parties may demand arbitration by written notice to the others and to the Arbitrator set forth in this Section 13(c). Each of the Parties agrees that, if possible, the award shall be made in writing no more than thirty (30) days following the end of the proceeding. Any award rendered by the arbitrators shall be final and binding and judgment may be entered on it in any court of competent jurisdiction. The Parties shall treat as confidential the proceedings and results of any arbitration (including, without limitation, any finding of fact or law made by the arbitrator) and not disclose any of such matters to any third party (other than to such of the parties’ legal or financial advisors who shall be bound by a similar duty of confidentiality). The Parties intend that this agreement to arbitrate be valid, enforceable, and irrevocable. In the event of any arbitration under this Section 13(c), each Party shall pay its own legal fees and expenses.

d. Entire Agreement/Amendments. This Agreement, together with agreements providing for the grant of equity awards pursuant to the Plan (the “Award Agreements”), contains the entire understanding of the Parties with respect to the employment of Executive by the Company and shall be binding on the Parties as of the date hereof. Except with respect to any restrictive covenant set forth in an Award Agreement with Executive, which shall be binding on such Executive, there is no restriction, agreement, promise, warranty, covenant, or undertaking between the Parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the Parties.

e. No Waiver. The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such Party’s rights or deprive such Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No provision of this Agreement may be waived or discharged unless such waiver or discharge is agreed to in writing, signed by the Party against whom the waiver or discharge is being enforced, and which specifically references the provision being waived or discharged. No waiver by any Party at any time of any breach by any other Party or compliance with any condition or provision of this Agreement to be performed by such other Party will be deemed to be a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

f. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

g. Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive other than rights that may be transferred by Executive’s will or by the laws of descent and distribution. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

h. Set Off; Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall only be subject to setoff, counterclaim or recoupment of amounts owed by Executive to the Company or any of its affiliates to the extent provided for herein. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment. The Company’s obligation to make the payments and provide the benefits required under Section 8 hereof shall not be reduced or otherwise affected by any compensation or benefits paid or provided to Executive as a result of any other employment.

i. Compliance with Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Code, to the extent applicable, and will be interpreted accordingly. References under this Agreement to Executive’s termination of employment shall be deemed to refer to the date upon which Executive has experienced a “separation from service” within the meaning of Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company and its affiliates Executive is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company and its affiliates (or the earliest date as is permitted under Section 409A of the Code), at which point all payments deferred pursuant to this Section 13(i) shall be paid to Executive in a lump sum and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treasury Regulation Section 1.409A-3(i)(1)(iv). For purposes of Section 409A of the Code, each payment made under this Agreement will be designated as a “separate payment” within the meaning of Section 409A of the Code. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 13(i); provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect thereto.

j. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of Executive’s death while any payment, benefit or entitlement is due to Executive under this Agreement or any other agreement between or among Executive and the Company (or any of its affiliates), except as may otherwise be prohibited by the terms of such other agreement, such payment, benefit or entitlement shall be paid or provided to Executive’s designated beneficiary (or if Executive has not designated a beneficiary, to Executive’s estate).

k. Notice. For the purpose of this Agreement, notices, consents that are explicitly required to be in writing hereunder, and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Catalent, Inc.
14 Schoolhouse Road
Somerset, NJ 08873
Attention: General Counsel

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company with a required copy to:

Thomas P. Desmond, Esq.
Philip L. Mowery, Esq.
Vedder Price P.C.
222 N. LaSalle St., Suite 2600
Chicago, IL 60601

l. Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement, separation agreement, or other agreement or policy to which Executive is a party or otherwise bound.

m. Company Representations. The Company represents to Executive that (i) the execution, delivery, and performance of this Agreement by it has been fully and validly authorized by all necessary corporate actions, (ii) the officer signing this Agreement on behalf of the Company is duly authorized to do so, and (iii) upon execution and delivery of this Agreement by the Parties, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

n. Prior Agreements. This Agreement supersedes all prior agreements and understandings (including, without limitation, any verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company. In the event of any conflict between any provision of this Agreement, including Exhibit A, and any other provision of any plan, policy, program, arrangement or other agreement of the Company or any of its subsidiaries or affiliates, this Agreement (or such exhibit) shall control.

o. Further Assurances. The Parties shall, with reasonable diligence, do all things and provide all reasonable assurances as may be required to complete the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to give effect to this Agreement and carry out its provisions.

p. Cooperation. If and to the extent requested by the Company, Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder relating to the Company or any of its subsidiaries and of which Executive has knowledge (or reasonably should have had knowledge); provided that such cooperation is not adverse to Executive’s legal interests. The Company shall reimburse Executive promptly for Executive’s reasonable out-of-pocket expenses (including travel costs, lodging, meals); provided that such reimbursement shall be made no later than the end of the calendar year after the year in which the expenses are incurred. This provision shall survive any termination of this Agreement.

q. Survivability. Except as otherwise expressly set forth in this Agreement, upon the expiration of the Employment Term, the respective rights and obligations of the Parties shall survive such expiration to the extent necessary to carry out the intentions of the Parties as embodied in the rights (such as vested rights) and obligations of the Parties under this Agreement.

r. Withholding Taxes. The Company or any of its subsidiaries may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

s. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

CATALENT, INC.                                JOHN GREISCH
By: Lisa Evoli
Title: SVP, Chief Human Resources Officer

[SIGNATURE PAGE FOR GREISCH EMPLOYMENT AGREEMENT]

EXHIBIT A
RELEASE AND WAIVER OF CLAIMS

This Release and Waiver of Claims (“Release”) is entered into as of this day of , 20 , by and between Catalent, Inc. (the “Company”) and John Greisch (“Executive”).

The Executive and the Company agree as follows:

1. The employment relationship between Executive and the Company and its subsidiaries and affiliates terminated on (the “Termination Date”).

2. In accordance with the employment agreement, entered into as of August 28, 2023, between Executive and the Company, as it may be amended from time to time (the “Employment Agreement”), Executive is entitled to receive certain payments and benefits after the Termination Date.

3. In consideration of the above, the sufficiency of which Executive hereby acknowledges, Executive, on behalf of Executive and Executive’s heirs, executors and assigns, hereby releases and forever discharges the Company and its members, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees, agents, and contractors and their heirs and assigns, and any and all employee pension benefit or welfare benefit plans of the Company and its subsidiaries, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans (but with respect to any individual and any agent, trustee or administrator only in their official capacities for the Company and not in their individual capacities unrelated to the Company) (the “Released Parties”), from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Release, relating to any claims Executive may have arising from or relating to (i) Executive’s employment or termination from employment with the Company, (ii) Executive’s service as a director of the Company and his cessation of such service and (iii) Executive’s investment in the Company (other than any rights expressly provided for in, or arising out of, the related equity and shareholder documents), including a release of any rights or claims Executive may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991 (which prohibits discrimination in employment based upon race, color, sex, religion, and national origin); the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973 (which prohibits discrimination based upon disability); the Family and Medical Leave Act of 1993 (which prohibits discrimination based on requesting or taking a family or medical leave); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based upon race); Section 1985(3) of the Civil Rights Act of 1871 (which prohibits conspiracies to discriminate); the Employee Retirement Income Security Act of 1974, as amended (which prohibits discrimination with regard to benefits); the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq.; any other federal, state or local laws against discrimination; or any other federal, state, or local statute, or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by Executive of any and all claims or rights arising under contract, covenant, public policy, tort or otherwise.

4. Executive acknowledges that Executive is waiving and releasing any rights that Executive may have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) and that this Release is knowing and voluntary. Executive and the Company agree that this Release does not apply to any rights or claims that may arise under the ADEA after the effective date of this Agreement. Executive acknowledges that the consideration given for this Release is in addition to anything of value to which Executive is already entitled. Executive further acknowledges that Executive has been advised by this writing that: (i) Executive should consult with an attorney prior to executing this Release; (ii) Executive has at least twenty-one (21) days within which to consider this Release, although Executive may, at Executive’s discretion, sign and return this Release at an earlier time; (iii) for a period of 7 days following the execution of this Release in duplicate originals, Executive may revoke this Release, and this Release shall not become effective or enforceable, and neither the Company nor any other person is obligated to provide any benefits to Executive until the revocation period has expired; and (iv) nothing in this Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this Release under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. If Executive has not returned the signed Release within the time permitted in the Employment Agreement, then the offer of payments and benefits set forth in the Employment Agreement will expire by its own terms at such time.

5. This Release does not release the Released Parties from (i) any obligations due to Executive under the Employment Agreement or under this Release, (ii) any rights Executive has to indemnification, reimbursement of expenses by the Company under the Employment Agreement or otherwise or coverage under directors’ and officers’ liabilities insurance policies, (iii) any vested rights Executive has under any employee pension benefit and welfare benefit plans of the Company or any of its subsidiaries in which he participated, or (iv) any vested awards (or awards which may vest) which Executive has under any equity, equity-based, profits interest, stock option or similar plans, agreements and/or notices, which awards shall be subject to all the terms and conditions of such documents.

6. This Release is not an admission by the Released Parties of any wrongdoing, liability or violation of law.

7. Executive waives any right to reinstatement or future employment with the Company following Executive’s separation from the Company on the Termination Date.

8. Executive agrees to refrain from making any statement, oral or written, which disparages the relationships between the Company and its subsidiaries and affiliates and the Company and its subsidiaries’ employees, customers, suppliers and/or others. Notwithstanding the foregoing, Executive shall be permitted to respond to incorrect, disparaging or derogatory statements about him to the extent reasonably necessary to correct or refute such statements or to make any truthful statement to the extent necessary in connection with any arbitration or litigation involving any agreement between Executive and the Company or any of its subsidiaries or as required by law or by any court, arbitrator, or administrative or legislative body with apparent or actual jurisdiction to order him to disclose or make accessible any information.

9. Executive shall continue to be bound by Sections 9, 10 and 13(p) of the Employment Agreement.

10. Executive shall promptly return all property in Executive’s possession of the Company or any of its subsidiaries and affiliates, including, but not limited to, keys, credit cards, cellular phones, computer equipment, software and peripherals and originals or copies of books, records, or other information pertaining to the Company or any of its subsidiaries’ or affiliates’ businesses. In addition, Executive shall promptly return all electronic documents or records relating to the Company or any of its subsidiaries or affiliates that Executive may have saved to any such cellular phone, laptop computer or other electronic or storage device, whether business or personal, including any PowerPoint or other presentation stored in hard copy or electronically. Further, if Executive stored any information relating to the Company on a personal computer or other storage device, Executive shall permanently delete all such information; provided, however, that, prior to deleting that information, Executive shall print out one copy and provide it to the Company. Nothing herein shall require Executive to return property, documents or information he is permitted to retain under Section 10 of the Employment Agreement.

11. This Release shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflict of laws. Exclusive jurisdiction with respect to any legal proceeding brought concerning any subject matter contained in this Release shall be settled in the manner provided in the Employment Agreement.

12. This Release represents the complete agreement between Executive and the Company concerning the subject matter in this Release and supersedes all prior agreements or understandings, written or oral. This Release may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

13. Each of the sections contained in this Release shall be enforceable independently of every other section in this Release, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Release.

14. The Executive acknowledges that Executive has carefully read and understands this Release, that Executive has the right to consult an attorney with respect to its provisions and that this Release has been entered into voluntarily. Executive acknowledges that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Released Parties to influence Executive to sign this Release except such statements as are expressly set forth herein or in the Employment Agreement.

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The parties to this Release have executed this Release as of the day and year first written above.

CATALENT, INC.                                JOHN GREISCH
By: Lisa Evoli
Title: SVP, Chief Human Resources Officer